EXHIBIT 12.1

September 21, 2023

ModVans Inc.

530 Constitution Avenue

Camarillo, California 93012

Ladies and Gentlemen:

We have acted as counsel to ModVans Inc., a Delaware corporation (the “Company”) in connection with the preparation of an Offering Statement on Form 1-A under the Securities Act of 1933, as amended (the “Act”), to be filed on or about the date hereof by the Company with the Securities and Exchange Commission. Such Offering Statement (the “Offering Statement”) relates to the offering of a maximum of 187,500,000 shares of the Company’s Class B Non-Voting Common Stock, par value $0.0001 per share (the “Shares”). You have requested our opinion with respect to the legal matters described below.

In rendering our opinion, we have examined and relied upon the original or copies, certified to our satisfaction, of (i) the Certificate of Incorporation and Bylaws of the Company, each as amended,(ii) copies of resolutions of the Board of Directors and stockholders of the Company; (iii) the Offering Statement, including the exhibits thereto; and ( iv) such other documents as we have considered appropriate for purposes of the opinion hereinafter expressed.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or reproduction copies. As to various questions of fact material to this opinion, we have relied, to the extent we deemed reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records, and instruments furnished to us by the Company, without independent check or verification of their accuracy.

Based upon the foregoing examination and subject to the comments and assumptions noted below, we are of the opinion that, the Shares have been duly authorized for issuance and, when issued in the manner described in the Offering Statement by the Company against payment therefor, will be validly issued, fully paid and non-assessable.

This opinion is limited in all respects to the corporate law of the State of Delaware as in effect on the date hereof and is given as of the date hereof. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in laws or judicial decisions that may hereafter occur.

We hereby consent to the filing of this opinion as Exhibit 12.1 to the Offering Statement.

Very truly yours,

/s/ Munck Wilson Mandala, LLP